Exhibit 99.1
PORTOLA PACKAGING REPORTS FIRST QUARTER FISCAL YEAR 2007 RESULTS
     BATAVIA, IL—January 10, 2007 — Portola Packaging, Inc. (“Portola” or the “Company”) today reported results for its first quarter of fiscal year 2007, ended November 30, 2006. Portola reported sales of $67.4 million for the first quarter of fiscal year 2007 compared to $65.9 million for the first quarter of fiscal year 2006, an increase of 2.3%. Portola reported operating income of $3.3 million for the first quarter of fiscal year 2007, compared to operating income of $2.1 million for the first quarter of fiscal year 2006, an increase of 57.1%. Improvements in operations of $1.2 million were mainly the result of lower general and administrative expenses and decreased restructuring charges in the first quarter of fiscal year 2007 compared to the first quarter of fiscal year 2006. Also, during the first quarter of fiscal year 2006, we incurred a one-time charge of $0.3 million relating to the dissolution of the Company’s Management Deferred Compensation Plan partially offset by a gain of $0.2 million on the sale of our San Jose California facility. Portola reported a net loss of $2.1 million for the first quarter of fiscal year 2007 compared to a net loss of $3.3 million for the first quarter of fiscal year 2006.
     EBITDA(a), (c) increased $1.2 million to $7.2 million in the first quarter of fiscal year 2007 compared to $6.0 million in the first quarter of fiscal year 2006. Adjusted EBITDA(b), (c), which excludes the effect of restructuring charges, (gains) or losses on the sale of assets and costs relating to the dissolution of our Management Deferred Compensation Plan, increased $0.7 million or 10.6% to $7.3 million in the first quarter of fiscal year 2007 compared to $6.6 million in the first quarter of fiscal year 2006.

CONFERENCE CALL:
     Portola Packaging, Inc. executives will hold a conference call to discuss the first quarter of fiscal year 2007 results. The conference call is scheduled for January 11, 2007 at 10:00 AM Central Standard Time. The United States Dial-In Number is 800-288-8976. The International Dial-In Number is 612-332-1210. This press release and any additional financial and operating information, if any, will be available under the “in the news” section on the Company’s web site at www.portpack.com.
ABOUT PORTOLA PACKAGING, INC:
     Portola Packaging is a leading designer, manufacturer and marketer of tamper-evident plastic closures used in the dairy, fruit juice, bottled water, sports drinks, institutional food products and other non-carbonated beverage products. The Company also produces a wide variety of plastic bottles for use in the dairy, water and juice industries, including various high density bottles, as well as five-gallon polycarbonate water bottles. In addition, the Company designs, manufactures and markets capping equipment for use in high speed bottling, filling and packaging production lines. The Company is also engaged in the manufacture and sale of tooling and molds used in the blow molding markets. For more information about Portola Packaging, visit the Company’s web site at www.portpack.com.
ABOUT PORTOLA TECH INTERNATIONAL, INC:
     Portola Tech International (“PTI”) is a wholly owned subsidiary of Portola and is a leading manufacturer, marketer and designer of plastic packaging components for the cosmetic, fragrance and toiletries industry. PTI’s capabilities include injection and compression molding, thermal and ultraviolet metallizing, ultraviolet one-coat spray technologies, silk screening, hot stamping, lining and multiple component assembly. In addition to offering the largest stock line of closures in the industry, with over 450 styles and sizes, PTI has a complementary line of heavy wall PETG and polypropylene jars. For more information about PTI, visit PTI’s web site at www.techindustries.com.

FOR ADDITIONAL INFORMATION CONTACT:

Brian J. Bauerbach President and Chief Executive Officer (630) 326-2117	Portola Packaging, Inc. 951 Douglas Road Batavia, Illinois 60510 Web Site: www.portpack.com

Michael T. Morefield	Phone:	(630) 406-8440
Senior Executive Vice President		(888) 739-0936
Chief Financial Officer	Fax:	(630) 406-8442
(630) 326-2074	Email:	Info@mail.portpack.com

PORTOLA PACKAGING, INC.
Unaudited Financial Results
(in millions)

	Q1 07	Q1 06

Sales	$67.4	$65.9
Cost of sales	57.1	55.5

Gross profit	10.3	10.4
Gross profit % (d)	15.3%	15.8%
SG&A, R&D and amortization	6.9	8.0
Gain on sale of assets	—	(0.2)
Restructuring	0.1	0.5

Operating income	3.3	2.1
Interest expense	4.4	4.2
Amortization of debt issuance costs	0.4	0.4
Foreign exchange loss (gain)	(0.1)	0.2
Other (income) expense, net	—	(0.1)

Loss before income taxes	(1.4)	(2.6)
Income tax expense	0.7	0.7

Net loss	$(2.1)	$(3.3)

Add:
Interest expense	$4.4	$4.2
Income tax expense	0.7	0.7
Depreciation expense	3.6	3.8
Amortization of intangibles	0.2	0.2
Amortization of debt issuance costs	0.4	0.4

EBITDA (a), (c)	$7.2	$6.0
EBITDA % (a), (c) (d)	10.7%	9.1%

Adjustments to EBITDA (b), (c):
Restructuring	$0.1	$0.5
Gain on sale of assets	—	(0.2)
MDCP dissolution costs (e)	—	0.3

Adjusted EBITDA (b), (c)	$7.3	$6.6
Adjusted EBITDA % (b), (c) (d)	10.8%	10.0%

	November 30,	August 31,
	2006	2006

Current assets	$60.9	$62.4
Property, plant and equipment, net	71.6	72.1
Other assets	21.8	22.2

Total assets	$154.3	$156.7

Current liabilities	$33.6	$34.4
Revolver and other debt	25.5	24.9
Senior notes	180.0	180.0
Other liabilities	3.2	3.3

Total liabilities	242.3	242.6

Other equity	6.2	6.2
Accumulated deficit	(94.2)	(92.1)

Total equity (deficit)	(88.0)	(85.9)

Total liabilities and shareholders’ equity (deficit)	$154.3	$156.7

(a)	EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, interest expense (including amortization of debt issuance costs) and amortization of intangible assets.
(b)	Adjusted EBITDA represents, for any relevant period, income (loss) before income taxes, depreciation of property, plant and equipment, net interest expense, amortization of debt issuance costs, amortization of intangible assets, restructuring costs, gains and losses on sale of assets and other non-recurring expenses. Adjusted EBITDA excludes restructuring charges of $0.1 million and $0.5 million for the three months ended November 30, 2006 and 2005, respectively.
(c)	EBITDA and Adjusted EBITDA are not intended to represent and should not be considered more meaningful than, or an alternative to, net income (loss), cash flow or other measures of performance in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA data are included because the Company understands that such information is used by certain investors as one measure of an issuer’s historical ability to service debt and because certain restrictive covenants in the Indenture are based on a term very similar to the Company’s Adjusted EBITDA.
(d)	Percentages are calculated as a percent of sales.
(e)	Charges relating to the dissolution of the Management Deferred Compensation Plan (MDCP) which occurred in December 2005.